                                                                   EXHIBIT 10.21

                        SETTLEMENT AGREEMENT AND RELEASE

         This Settlement Agreement and Release ("hereinafter referred to as this "Settlement and Release") is made this 4th day of October, 2000 by and among CORPAS INVESTMENTS, INC. ("CORPAS"), on the one hand, and D.R.F.W. Group, Inc. ("DRFW"), South Shore Investments Ltd., Inc. ("SOUTH SHORE") and John Thristino, individually and as President of each of DRFW and South Shore ("THRISTINO"), on the other hand (each of DRFW, South Shore and Thristino being hereinafter sometimes collectively referred to as the "FINANCIAL ADVISORS").

         WHEREAS, an agreement was entered into by and between Corpas and DRFW dated as of February 28, 2000, covering financial advisory consulting services to be rendered by DRFW to Corpas (the "DRFW AGREEMENT"); and

         WHEREAS, an agreement was entered into by and between Corpas and South Shore covering financial advisory consulting services to be rendered by South Shore to Corpas (the "SOUTH SHORE AGREEMENT"); and

         WHEREAS, Corpas and the Financial Advisors desire to terminate the DRFW Agreement and the South Shore Agreement and release each other from and fully settle potential claims, demands and disputes in controversy, now or in the future, arising out of, connected with or incidental to the DRFW Agreement or the South Shore Agreement and/or the business relationship or dealings by and among Corpas and any of the Financial Advisors in regard thereto, except for potential claims, demands or disputes in controversy brought by any investor in Corpas securities where such claim, demand or dispute in controversy results from any misrepresentation made by Corpas or the Financial Advisors; and

         WHEREAS, Corpas and the Financial Advisors entered into a letter agreement dated as of September 14, 2000, as supplemented by a subsequent letter agreement dated and executed as of September 21, 2000 (the "LETTER AGREEMENTS"), outlining the basis for, and terms of, the settlement reached between Corpas and the Financial Advisors as to each of the DRFW and South Shore Agreements; and

         WHEREAS, Corpas and the Financial Advisors desire to enter into this Settlement and Release reflecting the parties' intention to settle disputes as to: (a) cash payments which may be claimed to be due to DRFW under the terms of the DRFW Agreement; and (b) any and all obligations, including the issuance of the South Shore Warrants (defined below), which may be claimed to be due to South Shore under the terms of the South Shore Agreement;

         NOW, THEREFORE, in consideration of the mutual promises and covenants hereinafter contained, Corpas and the Financial Advisors agree as follows.

         1. Corpas represents that a warrant agreement to be issued pursuant to the DRFW Agreement for the purchase of an aggregate of five hundred thousand (500,000) shares of Corpas' common stock (the "WARRANT") has been duly issued, and that the Warrant may be exercised in whole or in part, at any time, and from time to time, during the designated time frame and in accordance with all of the terms and conditions of the Warrant. DRFW represents that it has received the Warrant.

         2. Upon payment in full by Corpas of the Settlement Amount (defined below), the DRFW Agreement and the South Shore Agreement (and any obligations of Corpas to issue a warrant under the South Shore Agreement) shall each terminate and be of no further force and effect; provided, however, that such termination shall in no way be applicable to the Warrant and the terms and conditions of the Warrant shall survive termination of the DRFW Agreement for the designated period set forth in the Warrant for its exercise.

         3. Corpas and the Financial Advisors agree that in full and complete satisfaction of any and all disputes as to: (a) cash payments which may be claimed to be due to DRFW under the terms of the DRFW Agreement; and (b) obligations (including, without limitation, the issuance of certain warrants (the "SOUTH SHORE WARRANTS")) which may be claimed to be due to South Shore under the terms of the South Shore Agreement, Corpas shall pay to DRFW, or its designee, the sum of One Hundred Six Thousand Six Hundred ($106,600) Dollars (the "SETTLEMENT AMOUNT").

         4. Corpas and the Financial Advisors agree that the Settlement Amount shall be paid in two equal installments of Fifty-Three Thousand Three Hundred ($53,300) Dollars, as follows:

                  (a) The first installment payment in the amount of Fifty-Three Thousand Three Hundred ($53,300) Dollars (the "INITIAL PAYMENT") shall be paid upon Corpas' receipt of an original copy of this Settlement and Release executed by the Financial Advisors;

                  (b) The second installment payment in the amount of Fifty-Three Thousand Three Hundred ($53,300) Dollars shall be paid within thirty (30) days following Corpas' issuance of the Initial Payment; and

                  (c) Pursuant to instructions received from the Financial Advisors, payment of the Settlement Amount shall be made by Corpas for credit to the account of South Shore Investments Ltd., Inc., pursuant to the following wire instructions:

                           First Union National Bank
                           Jacksonville, Florida 32231
                           ABA# 063000021
                           For credit to: South Shore Investments Ltd.
                           Account # 2000008245386

         5. As additional consideration for Corpas' payment in full of the Settlement Amount, each of DRFW, South Shore and Thristino shall forever release, acquit and forever discharge Corpas, its representatives, agents, employees, officers, shareholders, directors, heirs, successors, assigns, executors, administrators and all other persons, firms, corporations, associations, partnerships, subsidiaries and/or affiliated or related companies who might in any way be claimed to be legally responsible, directly or indirectly, from any and all claims, demands and causes of action or acts, known or unknown, foreseeable or unforeseeable, which have arisen prior to and including the date of execution of this Settlement and Release which in any way, directly or indirectly, arise out of or are connected with or incidental to the DRFW Agreement, the South Shore Agreement and/or the business relationship and/or dealings of Corpas and the Financial Advisors relating thereto including, without limitation on the generality of the foregoing, any and all claims, demands and causes of action which could have been asserted by the Financial Advisors in an action at law.

         6. In addition, Corpas shall forever release, acquit and forever discharge each of DRFW, South Shore and Thristino and each of their respective representatives, agents, employees, officers, shareholders, directors, heirs, successors, assigns, executors, administrators and all other persons, firms, corporations, associations, partnerships, subsidiaries and/or affiliated or related companies who might in any way be claimed to be legally responsible, directly or indirectly, from any and all claims, demands and causes of action or acts, known or unknown, foreseeable or unforeseeable, which have arisen prior to and including the date of execution of this Settlement and Release which in any way, directly or indirectly, arise out of or are connected with or incidental to the DRFW Agreement, the South Shore Agreement and/or the business relationship and/or dealings of Corpas and the Financial Advisors relating thereto including, without limitation on the generality of the foregoing, any and all claims, demands and causes of action which could have been asserted by Corpas in an action at law.

         7. Each of the parties hereto understands, represents and warrants that this Settlement and Release is a final compromise of disputed claims and that this Settlement and Release affects the settlement of claims that are denied and contested and nothing contained herein shall be construed as an admission by any party hereto of any liability of any kind whatsoever to any other party. Each of the parties hereto denies any and all liability in connection with any and all claims and causes of action that could have been asserted in an action at law pertaining to the subject matter of this Settlement and Release and further intend hereby solely to avoid litigation and buy their peace. The terms of this Settlement and Release are contractual and not merely recitals and neither this instrument, the compromise and settlement agreed to as evidenced hereby or any evidence relating thereto, will be admissible as evidence against the parties here released in any suit, claim or proceeding of any nature; however, this Settlement and Release is and may be asserted by the parties hereby released as an absolute and final bar to any claim or proceeding now pending or hereafter prosecuted, except as provided herein.

         8. In entering into this Settlement and Release, no party has relied upon any statements or representations made by the other parties to this Settlement and Release, or by any representative or attorney thereof, other than as expressly represented in this Settlement and Release. Each party represents that it has had the opportunity to consult with counsel regarding the meaning and effect of this Settlement and Release. The parties hereto agree that this Settlement and Release was jointly negotiated and drafted by the parties hereto and should not be construed by a court of law against any party as the drafter thereof.

         9. This Settlement and Release represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous oral and written agreements and discussions. This Settlement and Release may be amended only by an agreement in writing.

         10. This agreement including, without limitation, the release as set forth herein, is binding upon and shall inure to the benefit of the parties hereto, their respective representatives, agents, employees, officers, shareholders, directors, heirs, successors, assigns, executors, administrators and all other persons, firms, corporations, associations, partnerships, subsidiaries and/or affiliated or related companies.

         11. Thristino expressly warrants and represents that he has full authority to enter into this Settlement and Release on behalf of each of DRFW and South Shore, and to bind each of DRFW and South Shore to all of the terms of this Settlement and Release including, without limitation, the express instructions of the Financial Advisors that payment of the Settlement Amount in full consideration of any and all claims which the Financial Advisors may have against Corpas arising out of the DRFW Agreement and/or the South Shore Agreement, be paid by Corpas for credit to the account of South Shore.

         12. Corpas expressly warrants and represents that it is a validly existing corporation with all requisite corporate power and authority to enter into and perform its obligations under this Settlement and Release, and the execution, delivery and performance of this Settlement and Release have been duly authorized by all necessary corporate action on the part of Corpas.

         13. The parties hereto agree that in the event a dispute arises regarding the performance or satisfaction of any of the rights or obligations created by the terms of this Settlement and Release, the party or parties prevailing in such litigation shall be entitled to recover from the losing party or parties reasonable attorneys' fees and costs expended both in the trial and appellate courts. In addition, this Settlement and Release shall be construed in accordance with the laws of the State of Florida, both substantive and remedial. The parties hereto agree that the venue of any litigation to enforce the provisions of this Settlement and Release shall be in the appropriate court in and for Palm Beach County, Florida.

         14. No waiver of any provisions of this Settlement and Release shall be valid unless in writing and signed by all parties hereto. This Settlement and Release contains the entire agreement of the parties hereto, and no representations, warranties, inducements, promises or agreements, oral or written, between the parties not embodied herein shall be of any force or effect.

         15. This Settlement and Release, consisting of five (5) pages, is made and entered into and effective as of the date first written above.


CORPAS INVESTMENTS, INC.                     D.R.F.W. GROUP, INC.

By  /s/ Molly A. Miles                       By /s/ John Thristino
  --------------------------------             ---------------------------------
        Molly A. Miles, CEO                         John Thristino, President


                                             SOUTH SHORE INVESTMENTS LTD. INC.

                                             By /s/ John Thristino
                                                 -------------------------------
                                                    John Thristino, President


                                                /s/ John Thristino
                                                 -------------------------------
                                                    John Thristino, Individually